Yum! Brands Announces Offer To Purchase For Cash Up To
 $150,000,000 Aggregate Principal Amount of Its
7.700% Senior Notes due July 1, 2012

LOUISVILLE, KY, April 30, 2009 – Yum! Brands, Inc. (NYSE: YUM) today announced that it has commenced a cash tender offer to purchase up to $150,000,000 aggregate principal amount of its 7.700% Senior Notes due July 1, 2012 (the “Notes”). The tender offer is being made pursuant to an Offer to Purchase, dated as of April 30, 2009, and the related Letter of Transmittal.

		Maximum	Fixed	U.S.
	Principal	Principal	Spread	Treasury	Early
Title of Security CUSIP	Amount	Amount to	(Basis	Reference	Tender
No./ISIN No.	Outstanding	be Accepted	Points)	Security	Payment*

7.700% Senior Notes	$400,000,000	$150,000,000	305	1.750% U.S.	$40.00
due July 1, 2012 (CUSIP				Treasury
No. 988498AA9/ISIN				Note due
No. US988498AA94)				03/31/2014

*Per $1,000 principal amount of Notes accepted for purchase.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on May 28, 2009, unless extended. Subject to the terms and conditions of the tender offer, Yum! Brands expects to pay for Notes that have been validly tendered and not validly withdrawn on the business day after the date on which the tender offer expires.

Holders must tender their Notes by 5:00 p.m., New York City time, on May 13, 2009, unless extended, to be eligible to receive the total consideration (which includes the early tender payment set forth above). Holders who tender their Notes after such time but prior to the expiration of the tender offer will be eligible to receive the total consideration less the early tender payment. The total consideration will be determined as described in the Offer to Purchase based on the present value of future payments on the Notes discounted to the settlement date at a rate equal to the sum of the yield to maturity for the reference security, calculated by the dealer managers based on the bid-side price at 2:00 p.m., New York City time, on May 26, 2009, plus the fixed spread referred to above, minus accrued and unpaid interest from the last interest payment date to, but not including, the settlement date.

In addition, payments for Notes purchased pursuant to the tender offer will include accrued and unpaid interest from the last interest payment date to, but not including, the settlement date.

Except in limited circumstances set forth in the Offer to Purchase, withdrawal rights for the tender offer will expire at 5:00 p.m., New York City time, on May 13, 2009, unless extended. The tender offer is subject to certain customary conditions, but is not conditioned upon any minimum principal amount of Notes being tendered.

Yum! Brands has retained Goldman, Sachs & Co. and J.P. Morgan Securities Inc. to serve as the dealer managers for the tender offer, Continental Stock Transfer & Trust Company to serve as the depositary for the tender offer and Okapi Partners LLC to serve as the information agent for the tender offer. Requests for copies of the Offer to Purchase and related Letter of Transmittal, which contain the full terms and conditions of the tender offer, may be directed to Okapi Partners LLC by telephone at (877) 796-5274 (toll-free) or (212) 297-0720 (collect), or in writing at 780 Third Avenue, 30th Floor, New York, New York 10017. Questions regarding the tender offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-5183 (collect) or J.P. Morgan Securities Inc. at (866) 834-4666 (toll-free) or (212) 834-3424 (collect).

This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. The tender offer is not being made to holders in any jurisdiction in which the making or acceptance thereof would be unlawful. None of Yum! Brands, the dealer managers, the depositary or the information agent makes any recommendation as to whether holders should tender their Notes in response to the tender offer. Holders must make their own decisions as to whether to tender Notes and, if so, the principal amount of Notes to tender.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system restaurants, with more than 36,000 restaurants in more than 110 countries and territories. The company is ranked #239 on the Fortune 500 List, with revenues in excess of $11 billion in 2008. Four of the company’s restaurant brands – KFC, Pizza Hut, Taco Bell and Long John Silver’s – are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories, respectively. Outside the United States, the Yum! Brands system opened more than four new restaurants each day of the year, making it the largest retail developer in the world. The company has consistently been recognized for its reward and recognition culture, diversity leadership, community giving and consistent shareholder returns. Yum! Brands has been named one of the “100 Best Corporate Citizens” by Corporate Responsibility Officer magazine for its ongoing commitment to corporate responsibility and ranked among the best investor relations web sites in North America in the 2009 IR Global Rankings. For the second year, the company launched the world’s largest private sector hunger relief effort in partnership with the United Nations World Food Programme and other hunger relief agencies. To date, this effort is helping to save approximately 4 million people in remote corners of the world, where hunger is most prevalent.

Analysts are invited to contact:
Tim Jerzyk, Senior Vice President and Treasurer, at 888/298-6986
Connie Hayes Badon, Vice President and Assistant Treasurer, at 502/874-8320

Members of the media are invited to contact:
Amy Sherwood, Vice President Public Relations, at 502/874-8200